Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2017 Results

•	2017 Revenue Climbs 8% to $5.4 Billion

•	Self-Pay Net Subscriber Additions of 1.56 Million in 2017

•	2017 Net Income Totals $648 Million After $185 Million Charge Related to the Tax Cuts and Jobs Act

•	Adjusted EBITDA Grows 13% to a Record $2.12 Billion in 2017

•	Company Beats 2017 Financial and Subscriber Guidance, Confirms Expectations for Growth in 2018

•	Board of Directors Approves Additional $2 Billion to Share Repurchase Program

NEW YORK – January 31, 2018 – SiriusXM today announced fourth quarter and full-year 2017 operating and financial results, including record revenue of $1.4 billion and $5.4 billion, respectively, each increasing 8% versus the prior year periods.

The Company's net (loss) income totaled $(37) million and $648 million in the fourth quarter and full-year 2017, respectively, compared to $205 million and $746 million in the fourth quarter and full-year 2016, respectively. Net (loss) income per diluted common share was $(0.01) and $0.14 in the fourth quarter and full-year 2017, respectively, compared to $0.04 and $0.15 in the fourth quarter and full-year 2016, respectively. The fourth quarter and full-year 2017 net income results reflect a $185 million, or $0.04 per diluted share, charge associated with the revaluation of the Company's deferred tax assets as a result of the Tax Cuts and Jobs Act. In the fourth quarter 2017, the Company also recorded a decrease of approximately $72 million, or approximately $0.02 per diluted share, in the fair value of its investment in Pandora, reversing the prior quarter's unrealized gains.

Adjusted EBITDA grew 14% and 13% in the fourth quarter and full-year 2017, respectively, to a record $542 million and $2.12 billion. Free cash flow and operating cash flow in the fourth quarter 2017 increased 7% and 8%, respectively, to $460 million and $542 million. Full-year 2017 free cash flow and operating cash flow grew 3% and 8%, respectively, to $1.56 billion and $1.86 billion.

“The fourth quarter capped a strong year for SiriusXM and was our best quarter for self-pay subscriber growth in five years. We exceeded all of our 2017 subscriber and financial guidance, even after increasing these targets during the year. I am particularly pleased that we achieved this growth in an environment of slowing auto sales. Earlier this month, we outlined our goals to grow subscribers, revenue and adjusted EBITDA in 2018, and at the Detroit Auto Show, we unveiled with Fiat Chrysler the new Ram 1500, which will soon be available to consumers with our new 360L interface,” commented Jim Meyer, Chief Executive Officer, SiriusXM.

“SiriusXM didn’t let up in the fourth quarter in finding and delivering outstanding new programming for our national audience. We see this as a true competitive advantage and simply part of our DNA. From the launch of new college sports channels from major conferences, to a new comedy channel with Kevin Hart and a new show with Ricky Gervais, to our newly launched 24/7 channel with Barstool Sports, to breaking new artists across multiple genres, and to exclusive concerts with icons such as the Eagles and Duran Duran in special venues, we never stop delivering the best radio for our subscribers,” added Meyer.

FULL-YEAR 2017 HIGHLIGHTS

•
Self-Pay Subscribers Exceed 27.5 Million. The Company added 527,000 net new self-pay subscribers in the fourth quarter and 1.56 million for the full-year to end 2017 with approximately 27.5 million self-pay subscribers. Total net additions in the fourth quarter and full-year were 569,000 and 1.39 million, respectively, taking the Company's total subscriber count to approximately 32.7 million at year-end. As of December 31,

2017, SiriusXM Canada had approximately 2.8 million subscribers. SiriusXM Canada's subscribers are not included in the Company's subscriber count or subscriber-based operating metrics. The Company also provides traffic services to approximately 7.5 million vehicles.

•
Strong Revenue and ARPU Growth. Full-year 2017 revenue climbed 8% compared to the year ago period to a record $5.4 billion. The growth was driven primarily by a 4% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $13.25.

•
Record Adjusted EBITDA. Adjusted EBITDA in 2017 reached a record $2.12 billion, up 13% from $1.88 billion in 2016. The Company's adjusted EBITDA margin was an all-time high of 38.9% in 2017, a 160 basis point increase from 37.3% in 2016.

•	Free Cash Flow Reached a Record $1.56 Billion. Free cash flow for 2017 totaled $1.56 billion, up 3% from $1.51 billion in 2016. Operating cash flow for 2017 totaled $1.86 billion, up 8% from 2016.

“2017 was an aggressive year for capital deployment at SiriusXM. The Company deployed approximately $2.45 billion to return capital to our stockholders and to make strategic investments in Pandora, SiriusXM Canada and connected vehicle services through Automatic. During the year, we repurchased nearly 271 million shares of our common stock for approximately $1.4 billion. We also paid $190 million in dividends to stockholders last year, and increased the dividend by 10% in November 2017. Additionally, our Board of Directors recently approved an additional $2 billion of common stock repurchases, taking our total authorization to $12 billion. At the end of last year, our debt to adjusted EBITDA was just 3.2 times, and we had cash on hand of approximately $69 million and undrawn revolver capacity of nearly $1.5 billion," noted David Frear, Chief Financial Officer, SiriusXM.

2018 GUIDANCE

The Company's full-year 2018 guidance for net subscribers, revenue, adjusted EBITDA and free cash flow, as issued on January 10, 2018, is as follows:

•	Self-pay net subscriber additions of approximately 1 million,

•	Revenue of approximately $5.7 billion,

•	Adjusted EBITDA of approximately $2.15 billion, and

•	Free cash flow of approximately $1.5 billion.

As a reminder, in 2018, the adoption of the new revenue recognition accounting standard (FASB ASU 2014-09) that was effective January 1, 2018, will reclassify approximately $90 million of revenue to offset expenses principally related to automaker agreements.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$1,147,227	$1,084,140	$4,472,522	$4,196,852
Advertising revenue	42,691	38,901	160,347	138,231
Equipment revenue	39,917	32,662	131,586	118,947
Other revenue	174,063	147,295	660,674	563,190
Total revenue	1,403,898	1,302,998	5,425,129	5,017,220
Operating expenses:
Cost of services:
Revenue share and royalties	343,632	319,563	1,210,323	1,108,515
Programming and content	97,995	96,019	388,033	353,779
Customer service and billing	98,677	101,629	385,431	387,131
Satellite and transmission	21,190	22,411	82,747	103,020
Cost of equipment	10,911	11,701	35,448	40,882
Subscriber acquisition costs	127,295	131,293	499,492	512,809
Sales and marketing	119,604	107,446	437,739	386,724
Engineering, design and development	31,394	24,558	112,427	82,146
General and administrative	88,028	92,054	334,023	341,106
Depreciation and amortization	68,466	66,764	298,602	268,979
Total operating expenses	1,007,192	973,438	3,784,265	3,585,091
Income from operations	396,706	329,560	1,640,864	1,432,129
Other income (expense):
Interest expense	(88,735)	(80,337)	(345,820)	(331,225)
Loss on extinguishment of debt	—	(24,229)	(43,679)	(24,229)
Other income	(71,053)	(748)	12,844	14,985
Total other expense	(159,788)	(105,314)	(376,655)	(340,469)
Income before income taxes	236,918	224,246	1,264,209	1,091,660
Income tax expense	(273,914)	(19,619)	(616,301)	(345,727)
Net (loss) income	$(36,996)	$204,627	$647,908	$745,933
Foreign currency translation adjustment, net of tax	12,120	(57)	18,546	363
Total comprehensive income	$(24,876)	$204,570	$666,454	$746,296
Net (loss) income per common share:
Basic	$(0.01)	$0.04	$0.14	$0.15
Diluted	$(0.01)	$0.04	$0.14	$0.15
Weighted average common shares outstanding:
Basic	4,570,821	4,795,628	4,637,553	4,917,050
Diluted	4,570,821	4,847,261	4,723,535	4,964,728
Dividends declared per common share	$0.011	$0.010	$0.041	$0.010

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$69,022	$213,939
Receivables, net	241,727	223,029
Inventory, net	20,199	20,363
Related party current assets	10,284	6,170
Prepaid expenses and other current assets	129,669	179,148
Total current assets	470,901	642,649
Property and equipment, net	1,462,766	1,398,693
Intangible assets, net	2,522,846	2,544,801
Goodwill	2,286,582	2,205,107
Related party long-term assets	962,080	8,918
Deferred tax assets	505,528	1,084,330
Other long-term assets	118,671	119,097
Total assets	$8,329,374	$8,003,595
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$794,341	$713,034
Accrued interest	137,428	114,633
Current portion of deferred revenue	1,881,825	1,832,609
Current maturities of long-term debt	5,105	5,485
Related party current liabilities	2,839	2,840
Total current liabilities	2,821,538	2,668,601
Deferred revenue	174,579	176,319
Long-term debt	6,741,243	5,842,764
Related party long-term liabilities	7,364	7,955
Deferred tax liabilities	8,169	6,418
Other long-term liabilities	100,355	93,553
Total liabilities	9,853,248	8,795,610
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,530,928 and 4,746,047 shares issued; 4,527,742 and 4,740,947 outstanding at December 31, 2017 and December 31, 2016, respectively	4,530	4,745
Accumulated other comprehensive income (loss), net of tax	18,407	(139)
Additional paid-in capital	1,713,816	3,117,666
Treasury stock, at cost; 3,186 and 5,100 shares of common stock at December 31, 2017 and December 31, 2016, respectively	(17,154)	(22,906)
Accumulated deficit	(3,243,473)	(3,891,381)
Total stockholders’ (deficit) equity	(1,523,874)	(792,015)
Total liabilities and stockholders’ (deficit) equity	$8,329,374	$8,003,595

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$647,908	$745,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	298,602	268,979
Non-cash interest expense, net of amortization of premium	9,050	8,608
Provision for doubtful accounts	55,715	55,941
Amortization of deferred income related to equity method investment	(2,776)	(2,772)
Loss on extinguishment of debt	43,679	24,229
Gain on unconsolidated entity investments, net	(4,561)	(12,529)
Dividend received from unconsolidated entity investment	3,606	7,160
Loss on disposal of assets	—	12,912
Share-based payment expense	124,069	108,604
Deferred income taxes	583,520	323,562
Changes in operating assets and liabilities:
Receivables	(73,777)	(44,188)
Inventory	1,874	1,932
Related party, net	(2,210)	(3,485)
Prepaid expenses and other current assets	50,194	7,156
Other long-term assets	7,333	38,835
Accounts payable and accrued expenses	41,367	78,920
Accrued interest	22,795	22,978
Deferred revenue	41,894	79,404
Other long-term liabilities	7,307	(2,942)
Net cash provided by operating activities	1,855,589	1,719,237
Cash flows from investing activities:
Additions to property and equipment	(287,970)	(205,829)
Purchases of restricted and other investments	(7,847)	(4,295)
Acquisition of business, net of cash acquired	(107,736)	—
Investments in related parties	(612,465)	—
Loan to related party	(130,794)	—
Net cash used in investing activities	(1,146,812)	(210,124)
Cash flows from financing activities:
Proceeds from exercise of stock options	774	348
Taxes paid in lieu of shares issued for stock-based compensation	(92,619)	(42,824)
Net (repayments) borrowings related to revolving credit facility	(90,000)	50,000
Proceeds from long-term borrowings, net of costs	2,473,071	987,143
Principal payments of long-term borrowings	(1,512,578)	(660,985)
Payment of premiums on redemption of debt	(33,065)	(19,097)
Common stock repurchased and retired	(1,409,035)	(1,673,518)
Dividends paid	(190,242)	(48,079)
Net cash used in financing activities	(853,694)	(1,407,012)
Net (decrease) increase in cash and cash equivalents	(144,917)	102,101
Cash and cash equivalents at beginning of period	213,939	111,838
Cash and cash equivalents at end of period	$69,022	$213,939

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of December 31, 2017 compared to December 31, 2016:

	As of December 31,		2017 vs 2016 Change
(in thousands)	2017	2016	Amount	%
Self-pay subscribers	27,513	25,951	1,562	6%
Paid promotional subscribers	5,223	5,395	(172)	(3)%
Ending subscribers	32,736	31,346	1,390	4%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2017 and 2016:

					2017 vs 2016 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended December 31,		For the Years Ended December 31,		Three Months		12 Months
	2017	2016	2017	2016	Amount	%	Amount	%
Self-pay subscribers	527	423	1,562	1,663	104	25%	(101)	(6)%
Paid promotional subscribers	42	(68)	(172)	89	110	(162)%	(261)	(293)%
Net additions	569	355	1,390	1,752	214	60%	(362)	(21)%
Daily weighted average number of subscribers	32,309	31,100	31,866	30,494	1,209	4%	1,372	4%
Average self-pay monthly churn	1.8%	1.9%	1.8%	1.9%	(0.1)%	(5)%	(0.1)%	(5)%
New vehicle consumer conversion rate	39%	40%	40%	39%	(1)%	(3)%	1%	3%

ARPU	$13.43	$13.16	$13.25	$12.91	$0.27	2%	$0.34	3%
SAC, per installation	$28.07	$29.04	$29.53	$30.61	$(0.97)	(3)%	$(1.08)	(4)%
Customer service and billing expenses, per average subscriber	$0.95	$1.03	$0.94	$1.00	$(0.08)	(8)%	$(0.06)	(6)%
Adjusted EBITDA	$541,566	$474,751	$2,115,886	$1,875,775	$66,815	14%	$240,111	13%
Free cash flow	$460,320	$429,423	$1,559,772	$1,509,113	$30,897	7%	$50,659	3%
Diluted weighted average common shares outstanding (GAAP)	4,570,821	4,847,261	4,723,535	4,964,728	(276,440)	(6)%	(241,193)	(5)%

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Net (loss) income:	$(36,996)	$204,627	$647,908	$745,933
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	7,251	7,251
Sound recording legal settlements and reserves	45,100	45,900	45,100	45,900
Loss on disposal of assets	—	—	—	12,912
Share-based payment expense (1)	29,481	30,714	124,069	108,604
Depreciation and amortization	68,466	66,764	298,602	268,979
Interest expense	88,735	80,337	345,820	331,225
Loss on extinguishment of debt	—	24,229	43,679	24,229
Other income	71,053	748	(12,844)	(14,985)
Income tax expense	273,914	19,619	616,301	345,727
Adjusted EBITDA	$541,566	$474,751	$2,115,886	$1,875,775

 (1) Allocation of share-based payment expense

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Programming and content	$6,076	$7,072	$27,047	$21,203
Customer service and billing	1,018	1,041	4,229	3,735
Satellite and transmission	1,232	1,214	4,772	4,587
Sales and marketing	5,214	5,685	25,177	21,294
Engineering, design and development	4,049	3,728	15,510	13,121
General and administrative	11,892	11,974	47,334	44,664
Total share-based payment expense	$29,481	$30,714	$124,069	$108,604

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Subscriber revenue, excluding connected vehicle services	$1,124,883	$1,064,109	$4,388,676	$4,108,547
Add: advertising revenue	42,691	38,901	160,347	138,231
Add: other subscription-related revenue	133,979	124,457	518,457	478,063
	$1,301,553	$1,227,467	$5,067,480	$4,724,841
Daily weighted average number of subscribers	32,309	31,100	31,866	30,494
ARPU	$13.43	$13.16	$13.25	$12.91

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Customer service and billing expenses, excluding connected vehicle services	$93,034	$97,014	$365,005	$367,978
Less: share-based payment expense	(1,018)	(1,041)	(4,229)	(3,735)
	$92,016	$95,973	$360,776	$364,243
Daily weighted average number of subscribers	32,309	31,100	31,866	30,494
Customer service and billing expenses, per average subscriber	$0.95	$1.03	$0.94	$1.00

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and restricted and other investment activity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Cash Flow information
Net cash provided by operating activities	$541,825	$503,133	$1,855,589	$1,719,237
Net cash used in investing activities	$(81,765)	$(73,710)	$(1,146,812)	$(210,124)
Net cash used in financing activities	$(464,591)	$(787,866)	$(853,694)	$(1,407,012)
Free Cash Flow
Net cash provided by operating activities	$541,825	$503,133	$1,855,589	$1,719,237
Additions to property and equipment	(81,253)	(73,583)	(287,970)	(205,829)
Purchases of restricted and other investments	(252)	(127)	(7,847)	(4,295)
Free cash flow	$460,320	$429,423	$1,559,772	$1,509,113

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the promotional period ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per installation amounts)	2017	2016	2017	2016
Subscriber acquisition costs, excluding connected vehicle services	$127,306	$131,293	$499,492	$512,809
Less: margin from sales of radios and accessories, excluding connected vehicle services	(29,217)	(20,961)	(96,110)	(78,065)
	$98,089	$110,332	$403,382	$434,744
Installations	3,495	3,799	13,662	14,203
SAC, per installation	$28.07	$29.04	$29.53	$30.61

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 32.7 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM is providing non-GAAP information on a prospective basis that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends.  We believe investors find these Non-GAAP financial measures useful in evaluating our core trends because they provide a direct view of our underlying contractual costs. This information should be viewed in addition to, and not as an alternative for or superior to, our results prepared in accordance with GAAP.  In addition, SiriusXM’s Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to retain subscribers or increase the number of subscribers, which is uncertain; our ability to profitably attract and retain subscribers as our marketing efforts reach more price-sensitive consumers is uncertain; the security of the personal information about our customers; interference to our service from wireless operations; we engage in substantial marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our studios, terrestrial repeater networks, satellite uplink facilities or other ground facilities could be damaged by natural catastrophes or terrorist activities; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; we are a “controlled company” within the meaning of the NASDAQ listing rules; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com